Exhibit 99

FORM 3 JOINT FILER INFORMATION

Name of

“Reporting Persons”:	Mark L. Pacala
Essex Woodlands Health Ventures Fund IV, L.P.
Essex Woodlands Health Ventures Fund V, L.P.

Address:	10001 Woodloch Forest Drive, Suite 175
The Woodlands, TX 77380

Designated Filer:	Mark L. Pacala

Issuer and Ticker Symbol:	Patient Infosystems, Inc. (PATY)

Date of Event:	January 25, 2006

Each of the following is a Joint Filer and may be deemed to share indirect beneficial ownership in the securities set forth on the attached Form 3:

Mark L. Pacala, a designee to become one of the Issuer’s directors, is a Manager of Essex Woodlands Health Ventures IV, L.L.C., the general partner of Essex Woodlands Health Ventures Fund IV, L.P., and a Manager of Essex Woodlands Health Ventures V, L.L.C., the general partner of Essex Woodlands Health Ventures Fund V, L.P.

All Reporting Persons disclaim beneficial ownership of shares of Patient Infosystems, Inc. stock held by each other Reporting Person, except to the extent of their respective pecuniary interest therein. The filing of this statement shall not be deemed an admission that, for purposes of Section 16 of the Securities Exchange Act of 1934, or otherwise, any of the Reporting Persons are the beneficial owners of all of the equity securities covered by this statement.

Each of the Reporting Persons listed above hereby designates Mark L. Pacala as its designated filer of Forms 3, 4 and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder.

/s/ Mark L. Pacala Mark L. Pacala
ESSEX WOODLANDS HEALTH VENTURES FUND V, L.P. By: Essex Woodlands Health Ventures V, L.L.C. Its General Partner By: /s/ Mark L. Pacala Mark L. Pacala, Manager
ESSEX WOODLANDS HEALTH VENTURES FUND IV, L.P. By: Essex Woodlands Health Ventures IV, L.L.C. Its General Partner By: /s/ Mark L. Pacala Mark L. Pacala, Manager